                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                      INVESCO MUNICIPAL OPPORTUNITY TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Opportunity Trust (the "Fund") was held on August 29, 2014. The Meeting was held for the following purposes:

(1). Elect four Class I Trustees, three by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2016 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes     Votes
Matter                                                For      Against   Abstain
------                                             ---------- --------- ---------
(1). Albert R. Dowden............................. 53,974,629 4,880,867 1,166,892
     Dr. Prema Mathai-Davis....................... 53,764,154 5,055,926 1,202,308
     Raymond Stickel, Jr.......................... 54,215,832 4,643,079 1,163,477
     Hugo F. Sonnenschein/(P)/....................      3,676         0         0

(2). Elect five Class II Trustees, four by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2017 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes     Votes
Matter                                                For      Against   Abstain
------                                             ---------- --------- ---------
(2). David C. Arch................................ 54,145,452 4,721,447 1,155,489
     Dr. Larry Soll............................... 53,959,296 4,878,532 1,184,560
     Philip A. Taylor............................. 54,180,111 4,681,443 1,160,834
     Suzanne H. Woolsey........................... 54,016,552 4,803,832 1,202,004
     Frank S. Bayley/(P)/.........................      3,676         0         0

(3). Elect five Class III Trustees by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2015 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes     Votes
Matter                                                For      Against   Abstain
------                                             ---------- --------- ---------
(3). James T. Bunch............................... 53,999,472 4,869,418 1,153,498
     Bruce L. Crockett............................ 54,079,669 4,737,331 1,205,388
     Rodney F. Dammeyer........................... 54,078,021 4,748,088 1,196,279
     Jack M. Fields............................... 54,108,956 4,741,039 1,172,393
     Martin L. Flanagan........................... 54,175,525 4,643,566 1,203,297

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/(P)/  Election of Trustee by preferred shareholders only.